Exhibit 99.1
Item 6. Selected Financial Data
     The following selected financial data have been derived from the Company’s audited historical consolidated financial statements, certain of which are included elsewhere in the 2006 Annual Report. The following selected financial data should be read in conjunction with the Company’s consolidated financial statements and related notes thereto set forth in Exhibit 99.3 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Exhibit 99.2 .
     Results may not be comparable due to acquisitions and/or dispositions that have occurred in the periods presented. The selected financial data for all periods presented below has been prepared reflecting discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, all revenues and expenses associated with discontinued operations have been excluded from income from continuing operations in the selected financial data.
     The following selected financial data includes the results of operations from the date of acquisition of Authorize.Net Corp., which the Company acquired on March 31, 2004 and is the Company’s only remaining continuing operations. Accordingly, the Company had no activity from continuing operations for the years ended December 31, 2003 and 2002.

	Years Ended December 31,
	2006	2005	2004 (a)	2003	2002
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$57,549	$45,328	$26,836	$—	$—
Cost of revenues	12,479	9,902	7,256	—	—

Gross profit	45,070	35,426	19,580	—	—

Operating expenses:
Engineering and development costs	5,614	4,719	3,226	—	—
Sales and marketing	18,451	16,445	12,962	—	—
General and administrative	17,085	15,484	14,374	—	—
Purchased in-process research and development	—	—	679	—	—
Restructuring costs	173	1,259	1,375	—	—

Total operating expenses	41,323	37,907	32,616	—	—

Income (loss) from operations	3,747	(2,481)	(13,036)	—	—
Interest income	4,883	1,937	935	—	—

Income (loss) from continuing operations before provision for income taxes	8,630	(544)	(12,101)	—	—
(Benefit) provision for income taxes	(18,114)	1,848	8,033	—	—

Income (loss) from continuing operations	$26,744	(2,392)	(20,134)	—	—

Discontinued operations, net of income taxes:
Gain on sale of Fraud Centurion assets	—	—	2,673	—	—
Gain on sale of INS business	—	12,689	—	—	—
Income (loss) from discontinued operations, net of income tax	(1,986)	8,715	2,056	(1,449)	3,630

Total discontinued operations, net of income taxes	(1,986)	21,404	4,759	(1,449)	3,630

Net income (loss)	24,758	19,012	(15,405)	(1,449)	3,630

Net income (loss) per common share (basic):
From continuing operations	0.98	(0.09)	(0.76)	—	—
From discontinued operations	(0.07)	0.80	0.18	(0.05)	0.13

Net income (loss) per common share (basic)	0.91	0.71	(0.58)	(0.05)	0.13

Net income (loss) per common share (diluted):
From continuing operations	0.95	(0.09)	(0.76)	—	—
From discontinued operations	(0.07)	0.80	0.18	(0.05)	0.13

Net income (loss) per common share (diluted)	0.88	0.71	(0.58)	(0.05)	0.13

Basic weighted shares	27,248	26,670	26,643	27,015	28,030
Diluted weighted shares	28,245	26,670	26,643	27,015	28,433

(a):	The Company acquired Authorize.Net Corp. on March 31, 2004. The year ended December 31, 2004 includes the operating results of Authorize.Net Corp. for the period March 31, 2004 through December 31, 2004. In addition, the year ended December 31, 2004 includes other general and administrative expenses for the full year.

	December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$116,172	$83,120	$39,036	$69,685	$90,664
Short-term investments	$—	$1,688	$12,589	$63,803	$42,806
Working capital	$103,966	$74,156	$42,997	$137,684	$136,501
Total assets	$222,474	$189,535	$170,486	$177,836	$180,672
Long-term obligations, less current portion	$700	$700	$149	$33	$259
Stockholders’ equity	$190,315	$156,953	$135,667	$154,503	$159,641